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                            M.S.D. & T. FUNDS, INC.
                                 ("Registrant")
                                   Form N-SAR

                     For the Fiscal Year Ended May 31, 1999


Sub-Item 77Q:  Exhibits.

(b)  Copies of the text of any proposal described in answer to sub-item 77D.

     Approval of Proposed Change to Investment Policy of the Equity and Bond
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     Funds as to Investments in Other Investment Companies.
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          RESOLVED, that the investment policy of each of the Company's Equity and Bond Funds with respect to investments in the securities of other investment companies be, and the same hereby is, revised to provide that, in addition to money market funds, each of the Company's Equity and Bond Funds is permitted to invest in the securities of other non-money market investment companies that invest in the same type of securities in which the particular Fund is permitted to invest, subject to the limitations imposed by the Investment Company Act of 1940, as amended; and

          FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to prepare and file with the Securities and Exchange Commission one or more supplements to the current prospectuses for the Company's Equity and Bond Funds reflecting the foregoing change in the Funds' investment policy.

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